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INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.

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Commission File No: 0-15949

INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.

Moderator: Robert O’Callahan
February 14, 2006
1:00 p.m. PT

Operator:	Good day and welcome to the IMSI Quarterly Earnings Release Conference Call. This call is being recorded.

At this time, I would like to turn the call over to Chief Financial Officer Mr. Robert O’Callahan. Please go ahead sir.

Robert O’Callahan:
Thank you. Thank you and good afternoon. This is Robert O’Callahan and on behalf of IMSI, I would like to thank the listeners for joining us for the results from our second fiscal quarter ended December 31, 2005.

Before we begin, let me remind you that various remarks IMSI may make during this presentation are forward-looking statements as defined under the securities laws and these remarks involve risks and uncertainties. Statements IMSI makes in this presentation concerning trends or outlook or financial results, markets for IMSI products and statements that include the words “anticipate”, “believe”, “plan”, “may”, “will”, “estimate”, “project”, “expect”, “goal”, “potential”, “profitability” and other similar future expressions constitute forward-looking statements.

Actual results could differ materially from these forward-looking statements due to many factors including the risk factors set forth in IMSI's 10-K Report and factors mentioned in the 10-Q Reports. We do not assume an obligation to update any forward-looking statements we may make today.

Now as background, Martin Wade our CEO is traveling, but he's on the call and expects to be available for the Q&A session.

With the opening remarks, I would like to introduce IMSI's President, Mr. Gordon Landies.

Gordon Landies:	Thank you Bob. I'd like to review the business in the December quarter and then talk about the progress of the business and give an update on the Access Media merger status.

First, I'd like to say that we're pleased with the business results and the progress we made in the December quarter as compared to the last fiscal year. We are particularly pleased with the results of Houseplans™ which showed growth of 69 percent in net revenue and 21 percent excluding the impact of the acquisition of globalhouseplans.com (Weinmaster).

Overall, the business grew seven percent compared to last year. And this is very significant in light of the transition and all the activities that have been going on in the business for the first six months of the year. Houseplans™ gross margins improved 11 points to 64 percent from 53 percent as compared to the previous fiscal year and the Globalhouseplans site in Canada helped international revenue grow by $428,000 to $977,000.

INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.

We continue to be very pleased with the Global acquisition and overall that Houseplans™ business. The software business continues to show slight growth and all mainly from the Precision Design products.

Our online sales of software and Houseplans™ were up 2.5 percentage points over the same quarter last year. Those sales were approximately 65 percent of our December quarter as compared to 63 percent of our business one year ago. For the first half of fiscal 2006, online sales were 67 percent for the company overall as compared to 60 percent last year. We made progress there as one of our strategic goals and increased the percentage of our online business by seven points.

Our focus for the quarter continues to be revenue growth, cost containment and the completion in the work, completion and moving forward with the AccessMedia merger.

We continue to focus on achieving the following goals:

•	increase the mix of online revenues as a percentage of overall total sales,
•	support the highest growth parts of the business and
•	use targeted cost reductions in order to achieve profitability.

As of last week, we had in total approximately $8.4 million in cash. We also continue to expect approximately $1.2 million in escrow from the sale of Allume with $750,000 of that due this quarter.

Now I'd like to turn the call back over to Bob for him to go over the specific results of the company.

Robert O’Callahan:	Thank you, Gordon. Revenues of about $3.7 million for the quarter show a growth of seven percent on a year-over-year basis and showed a seasonal six percent decline sequentially.

We recorded $2.4 million of gross margin for the three months ended December 31, 2005. Our margin rate for the quarter was up to 65.5 percent versus 63 percent for the December quarter last year. On revenue, our seven percent year-over-year growth was driven by a 69 percent growth in the Houseplans™ business.

Absent the acquisition of Weinmaster/globalhouseplans.com which occurred as of July 1st, the year-over-year organic growth in the Houseplans™ segment was 21 percent for the three months and 46 percent for the six months just ended.

On a year-over-year basis, gross margins for the Houseplans™ business improved 10.1 percentage points and while gross margin for the software segment declined by eight percentage points. But because of the fact that the Houseplans™ business carries a lower gross margin in general than the software business, the mix factor and the growth of the Houseplans™ business meant that the overall margin declined from 68 percent to 64 percent during the three months ended December 31, 2005 as compared with same period in the prior fiscal year.

INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.

Our $2.4 million in gross profit was more than offset by a $3.5 million operating expense level for an operating loss of approximately $1.1 million. We have reexamined our expense level and continue to eliminate items that are not directly supportive of our mission. This involved actually incurring approximately $300,000 in severance and other short-term costs in the December quarter. The new operating expense level should be reflected in the June quarter and be approximately $3.1 to $2.9 million per quarter of operating expenses.

The December quarter shows a realized gain of $923,000 as we sold the Smith Micro stock which we had acquired in the July Allume sale transaction. This is partially offset by $478,000 previously reported when the securities were restricted from sale. We still have approximately $1.2 million in escrow under conditions for release in March (this coming month) and December 2006. Any releases would of course affect our calculation of gain on discontinued operations.

EBITDA for the December quarter 2005 was a positive $603,000. This amount includes a gain from sale of discontinued operations of $369,000. This EBITDA compares to another positive EBITDA $491,000 last year in the December quarter. On the balance sheet, we reported December 31st assets of $13.3 million, including $9.8 million in cash.

Overall, the business showed $8.1 million in intangible assets including goodwill in the amount of $3.7 million. Our liabilities as of December 31st included $1 million in total debt. After the end of the quarter, we paid off the balance of most of that, $750,000 note given in connection with the Weinmaster Homes acquisition.

Now, I would like to turn the call back to Gordon Landies for his continuing remarks.

Gordon Landies:
Thank you, Bob. As I mentioned earlier in the opening remarks, we wanted to discuss the transaction, the AccessMedia transaction and the progress of it. First let me review the business of AccessMedia.

This firm has built and intends to launch a subscription paid virtual set top box technology with online media content libraries and marketed over the internet by our new partners in Los Angeles.

The virtual set top boxes is a software application which will allow viewers to search, access and organize high quality content available on the internet. This includes proprietary AccessMedia media libraries, media under license and media relatively available on the internet in a controlled protected environment.

AccessMedia is actively testing and continues to test different offers in different markets to determine how to best roll out the subscription business for accessing media through personalized media searches. AccessMedia plans to launch a fully active version of a subscription business shortly.

AccessMedia has not required any cash under our operating agreement and it continues to fund its operations. In our work to close this transaction, we have filed several disclosure documents with the SEC to support the new combined entity Broadcaster, Inc.

Our most recent appraisal of the situation and on the considered advice of counsel, the review process required to arrange our reincorporation in Delaware appears to fall below a cost benefit standard. Accordingly, we are withdrawing the form S-4 filed for Broadcaster last week and planning to file a proxy covering very similar disclosure elements and will consider the reincorporation at some future time.

INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.

Our shareholder meeting timing is subject to SEC review of the proxy, but the company expects to be able to have a shareholders meeting in April 2006. The board of Directors are firmly committed in the current course of action to achieve the goal of increased shareholder value and we will update you as more things progress on AccessMedia.

Bob, I'd like to turn this back to you at this point for questions.

Robert O’Callahan:
Thank you. I do know that Martin, who is expected to be on the call is flying on the east coast and may be having some connection and connectivity difficulties. So he may not be available to answer questions as we anticipated. At this point it is Gordon and I that are likely available. We will let the listeners know at such time as Martin becomes available. So Operator, I'd like to turn, open up the call for the Q&A with the reservation that Martin may not be available to answer questions.

Operator:
Absolutely. Thank you. The question-and-answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key, followed by the digit one on your touch-tone telephone. Please remember if you are using a speakerphone to make sure your mute function is turned off to allow your signal to reach our equipment. Again, it's star one if you would like to ask a question. We'll pause for a moment as we wait for everyone to signal.

And we'll take our first question from Ray Wood with Anderson & Strudwick Investments.

Ray Wood:	Hello, Gordon.

Gordon Landies:	Hi Ray.

Ray Wood:	Hi. How are you today?

Gordon Landies:	I am doing well, thank you.

Ray Wood:
Great. Can you go through the sequence of what we're looking at because it appears to be some change here? The sequence that we have to go through and in some sort of time sequence for the shareholder vote.

I guess the shareholders will vote in April at the shareholder meeting whether or not to or to go ahead with this process, can you go through the sequence please?

Gordon Landies:	Last week we filed an amended S-4 document with the Securities and Exchange Commission.

Ray Wood:	Right.

Gordon Landies:
And we have since then received comments from the SEC and we have reviewed those comments with our attorneys and advisors and looked at the situation and felt like it was in the company's best interest to withdraw the S-4 and to proceed with a proxy statement.

The S-4 was going to have a vote on the reincorporation of Delaware, we're not going to have a vote on the reincorporation of Delaware. That's the plan at this time. And so we're projecting…we don't know because it's subject to comments and other things…but the company would project to have a shareholder meeting in April to vote on the merger.

INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.

Ray Wood:	OK. So, we will not reincorporate, we will, in Delaware, we'll just vote on the merger and proceed from there?

Gordon Landies:	Yes.

Ray Wood:	OK. Thank you.

Operator:	Again, ladies and gentlemen, that's star one if you would like to ask a question. We'll move to Brian Swift with Security Research Associates.

Brian Swift:	Yes. I haven't seen your actual December quarter report on the tape. I mean you talked about it.

Gordon Landies:	Yes. No, it's out there, Brian. It's, you know what there were so many other items that came out about 5 other items came out past it, if you look back it's there. It was out this morning early.

Brian Swift:
Well it's doesn't seem to be anything that I subscribe to, but I'll take your word for it that it's out. Can you give kind of an idea of what you see going forward on the two businesses, the Precision Design and Houseplans? I mean, you threw out some numbers about historicals and such, but can you give us any idea of how? I know there's a seasonality to the Houseplans™ business and the Precision Design tends to be more oriented towards new product releases. Maybe you can give us some timing on what quarters.

Gordon Landies:
OK. If you're just taking first our legacy business of Precision Design, the annual event which we didn't mention, but I'll mention now that happens is the big revenue event, the release of the new version. We released version 12 of TurboCad Pro and Deluxe and all the versions of it in North America in late March. And that's about a week off schedule, but it's pretty much on schedule for what we planned last year and the same date as we released last year, version 11. We have a major set of new features, we are very excited about what's in that product and the potential for the direct revenue which will be this quarter, but it's actually probably going to slide a little more into the June quarter in terms of the peak of the direct revenue. This is the 20th anniversary. If you get up on the Web site, this is TurboCad's 20 year anniversary. We're running specials and promotions. There's a promotion on imsisoft.com that's been positive for this quarter. So that business is pretty much tracking the way it's tracked. It's going up or getting some sales increase from Germany. The direct business is up a small amount and just I would call it steady growth in the Precision Design business.

As we mentioned several times, Bob and I both mentioned, Houseplans™ revenue was up on a year-over-year basis. The March quarter, particularly the month of March and the month of April are the two biggest months historically for the online Houseplans™ sales business. We’re having a quarter that looks like its on plan which is a pretty big plan. And Houseplans™ is, we're pleased with the results right now that we're experiencing in the March quarter. In the last week we had two of our biggest days in history, two of our biggest sales days in history on Houseplans™ and the business seems to be focused and we're continuing to get costs out of that business and increase revenue and improve the margins. So this quarter and next quarter are the two largest, historically, the two biggest quarters for Houseplans™ and it seems to be tracking on plan at this point.

INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.

Brian Swift:	OK. And will the, are you seeing any kind of impact as far as around the country you're starting to see spot softness in the real estate market?

Gordon Landies:	No. As I said, we had our largest sales day. I thought it was yesterday but I just checked, and it was actually six days ago. And yesterday was our second largest sales day in history.

I mean, I don't know how to measure if there's other intangibles if would have been much larger because of what's going on with the economy. But the web traffic is up, the call volume is up and the sales volume is up.

And we're meeting the plan in terms of the revenue numbers. Early January was a little bit slow, but that's pretty typical.

And again, I mention March and April are historically the two biggest months. We cannot measure and see anything that looks like a drop off.

Brian Swift:	OK. So switching over to AccessMedia if you expect to have a shareholder meeting for a vote in April that would mean you would need to get the proxy out in March.

Gordon Landies:	Yes.

Brian Swift:	So, how long do you think it will take for you to turn around this S-4 and turn it into a proxy?

Gordon Landies:
Well, again, we're going to withdraw the S-4 and there's just, I think it's going to allow certain pieces of that to be just eliminated that were more complicated. And it's going to be a proxy and it's going to be presented as a vote to the shareholders. And really that main gating item is probably would be comments from the SEC.

There's other, you know the other item will be what the audit requirements may be for AccessMedia, which we're assessing right now. The timing to meet audit requirements.

Brian Swift:	And on that, can you comment at all on what would have been gained by doing this reincorporation into Delaware that you're now not going to be able to do?

Gordon Landies:
Well, ideally, there's a lot corporate governance reasons to be incorporated in Delaware and the company perhaps should have done that in the past. And we had got into a place where we've had to combine a lot of things, which made disclosure more complicated. For just the ability to conclude transactions, buying, selling, transactions period, it would benefit the company to be incorporated in Delaware sometime in the future, which we'll probably endeavor to do at the next opportunity.

Brian Swift:	OK. But there aren't any particular tax reasons or something’s that would be significant to the deal transaction that we're dependent upon in Delaware?

INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.

Gordon Landies:
No. And in terms of the transaction with AccessMedia that we announced in December, those have not changed. So there's no change to the business terms that were most recently negotiated and reduced. The December amended transaction was, which we filed with the S-4 last week, there is no anticipated changes to those terms, the business terms. It's just this approach, the board has decided it's going to be a simpler and may, taking a simpler approach will hopefully increase the likelihood of getting it done faster.

Brian Swift:
OK. And lastly, can you comment a little bit about what the AccessMedia user experience would be? I mean, we see a lot of articles about IP TV and people are paying for TV programs and movies and whatever to get on a desktop or handheld or whatever. How are they going to play in all of this?

Gordon Landies:	Martin, do you want to comment on that? Can you hear that?

Operator:	Actually, Martin is not ..

Gordon Landies:	Martin is not on the line there. I don't think we're really prepared to discuss how that, what the marketing strategy and the position is going to be at this point Brian.

We did say earlier that they're very close to the launch of the site and it's likely that the site will be launched before the proxy of the shareholder meeting.

And if you noticed, to all of the people on the call, the site has changed substantially. There's a major new look to it and there's a lot of activity going on in terms of the test marketing and partnerships that they have been working on.

And I guess from a metric standpoint, we continue to reemphasize that they have not drawn any cash from our company and they continue to fund their own operations.

Brian Swift:	OK. Well that's enough for me. I'll let somebody else ask a question.

Gordon Landies:	Thanks.

Operator:	Again, it's star one if you would like to ask a question. We'll move to Aram Fuchs with Fertilemind Capital.

Aram Fuchs:
Gordon, I was wondering if you could talk about, I thought the concept on the Houseplans™ business was to package all of these, acquire them and then package all of these Houseplans™ sites to the portals and work on deals.

And I haven't seen any of those deals and one, I was wondering if that's the current strategy and if it is are you being distracted by this AccessMedia deal and then I have a follow up.

INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.

Gordon Landies:	The strategy, number one, was to get larger and to continue to become, the first to become a leader and have a leading position in the industry, which we did.

Two years ago, we came from nowhere to probably 5th place to now, arguably the 3rd and in some categories 2nd and some categories 1st in this market that we're in. You have to get to a number One, Two, or Three position to really be in a position to do strategic partnerships with the Home Depots, Lowes, online partners and things like that.

And we've reached that level. Our traffic is very high. The experience we think is really been refined. And we are working on certain deals right now.

Haven't completed any of the large ones, but we're in a position we think where the company has become one of the significant leaders in its space. So, we think it's well positioned.

Your second question has there been distraction, Houseplans™ is a separate subsidiary, is a totally separate sales force group. They stay very focused on that plan and there has been some testing of different concepts if you go back probably four or five months ago, we had a lot more advertising on the site than we do now. And we actually pulled a lot of that because we thought it was actually diluting the experience and actually possibly reducing our traffic. So we're constantly testing all of the variables every day. We have added, we added some significant features.

We've added this, we've really pumped up the chat, the online device in free talk in the Houseplans™ guy, we've put out on the Houseplans™ site. That's produced a lot of significant traffic for us. So, we're constantly testing new things. It's a separate group. They run pretty separately. I don't think they have been distracted through all of this merger process.

Aram Fuchs:	Okay. My second question is, operating expenses went up much faster than revenue. Obviously investors prefer the opposite, as I am sure you would. Why is the G&A and R&D going up so much?

Gordon Landies:	I'm going to let Bob answer that from the financial side.

Robert O’Callahan:
Yes. Thank you. Thank you, Aram. I think that what we have here is not so much, we have an increase on a comparable basis, but it doesn't really reflect additional hires since the July timeframe. What we have here is a general overhead that was required and was sustainable at the time the revenues were also involved with the Allume transaction. What we're working on now is to remove the expenses that can be removed so that the expenses are consistent with the sustainable and profitable business model. But we have not been hiring since July. It's in fact been going the other direction. But we would like to have it not only go the other direction, but end up sustainable this quarter and in the June quarter.

Aram Fuchs:	Where are the transaction costs for the AccessMedia deal placed; on what line item?

Robert O’Callahan:	You will find them in the balance sheet in the pre-paid costs. Pre-paid expenses.

Aram Fuchs:	And that includes professional services as well as executive time or what does that include?

INTERNATIONAL MICROCOMPUTER SOFTWARE, INC.

Robert O’Callahan:
Actually the executive time is not broken out separately for the transaction, so none of those salary type costs would be in there. But you will find primarily professional services in there, both our accountants and for the auditors who have participated in related audits and in sign-offs of permitting their financials to be used in the S-4 filings and such like that.

Aram Fuchs:	OK. Thank you for your time.

Gordon Landies:	Yes. Thanks Aram.

Operator:
Again, ladies and gentlemen, that is star one if you would like to ask a question. And there are no further questions in the queue at this time. I would like to turn the conference back over to you for any additional or closing remarks.

Robert O’Callahan:
Well, this is Robert O’Callahan. I regret that Martin didn't have a chance to join us because of his travel issues based on traveling through the east coast. The company remains available for any follow up questions that you may need to direct to Martin particularly and we will put you in touch with him when he becomes available.

I'd like to thank all of the listeners and participants for joining us on this call and we look forward to speaking with you again either on our next quarterly conference call, but hopefully before then to discuss aspects of the AccessMedia merger transaction.

Thank you very much.

Operator:	This does conclude today's conference. We thank you for your participation. And you may disconnect at this time.

END